Exhibit 15.3

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong.

香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室

Tel 電話: (852) 2126 2388   Fax 傳真: (852) 2122 9078

Email 電郵: info@czdcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-232089) pertaining to the 2019 Share Option Plan of Luckin Coffee Inc. of our report dated September 21, 2021, with respect to the consolidated financial statements of Luckin Coffee Inc., included in this Annual Report (Form 20-F) for the year ended December 31, 2020.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China

September 21, 2021